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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES E

MONTHLY REPORT/
FEBRUARY 28, 2003

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PRUDENTIAL FINANCIAL (LOGO)

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         WORLD MONITOR TRUST II--SERIES E
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from February 1, 2003 to February 28, 2003 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of February 28, 2003 was $185.53, an increase of 7.77% from the January 31, 2003 value of $172.16. The calendar year-to-date return for Series E was an increase of 17.14% as of February 28, 2003.

The estimated net asset value per interest as of March 27, 2003 was $166.80. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,


          /s/ Eleanor L. Thomas
          ----------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from February 1, 2003
  to February 28, 2003
Revenues:
Realized gain on commodity
  transactions......................   $3,670,444
Change in unrealized commodity
  positions.........................     (179,546)
Interest income.....................       33,186
                                       ----------
                                        3,524,084
                                       ----------
Expenses:
Commissions.........................      160,456
Incentive fees......................      716,707
Management fees.....................       54,664
Other transaction fees..............        7,972
Other expenses......................       10,049
                                       ----------
                                          949,848
                                       ----------
Net gain............................   $2,574,236
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from February 1, 2003
  to February 28, 2003

                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (179,597.613
  interests)...............  $30,920,047   $ 172.16
Contributions..............    4,199,501
Net gain...................    2,574,236
Redemptions................     (214,435)
                             -----------
Net asset value at end of
  period (202,017.063
  interests)...............  $37,479,349     185.53
                             -----------   --------
                             -----------

Change in net asset value per
  interest..............................   $  13.37
                                           --------
                                           --------
Percentage change.......................       7.77%
                                           --------
                                           --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                               /s/ Steven Weinreb
                               ------------------
                               by: Steven Weinreb
                            Chief Financial Officer